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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:            TREMONT OPPENHEIMER ABSOLUTE RETURN FUND
          ------------------------------------------------------------

Address of Principal Office (No. & Street, City, State, Zip Code):

                      CORPORATE CENTER AT RYE, SUITE C-300
                            555 THEODORE FREMD AVENUE
                               RYE, NEW YORK 10580
                -------------------------------------------------

Telephone Number (including area code):                 (914) 925-1140
                                                    ------------------------

Name and address of agent for service of process:

                            JAMES G. MCCORMICK, ESQ.
                      CORPORATE CENTER AT RYE, SUITE C-300
                               RYE, NEW YORK 10580
                            555 THEODORE FREMD AVENUE
                -------------------------------------------------

                                   copies to:

                             Stephen Rosenberg, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                                900 Third Avenue
                            New York, New York 10022

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]
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         Pursuant to the requirements of the Investment Company Act of 1940, the
Board of Trustees of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York and the State of New York on the 29th day of March, 2004.

                                Tremont Oppenheimer Absolute Return Fund


                                By:  /s/ Dina C. Lee
                                     __________________________________
                                     Dina C. Lee, Trustee


                                By:  /s/ Denis R. Molleur
                                     __________________________________
                                     Denis R. Molleur, Trustee


                                By:  /s/ Deborah A. Sullivan
                                     __________________________________
                                     Deborah A. Sullivan, Trustee


Attest:  /s/ Peter Pisapia
         ___________________________
         Assistant Vice President and
         Assistant Counsel
         Oppenheimer Funds, Inc.



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